Exhibit 99.1

CORESITE REPORTS FIRST-QUARTER REVENUE AND FFO PER SHARE GROWTH, EXCLUDING NON-RECURRING ITEMS IN THE YEAR-AGO PERIOD, OF 17% AND 26%, RESPECTIVELY

Data center revenue increased 18% year over year

DENVER, CO — April 23, 2015 — CoreSite Realty Corporation (NYSE:COR), a premier provider of secure, reliable, high-performance data center solutions across the US, today announced financial results for the first quarter ended March 31, 2015.

Quarterly and Subsequent Highlights

•                  Reported first-quarter funds from operations (“FFO”) of $0.64 per diluted share and unit, representing 25.5% growth year over year, excluding non-recurring items in Q1 2014

•                  Reported first-quarter total operating revenues of $74.8 million, representing a 17.3% increase year over year; total data center revenues increased 17.7% year over year

•                  Executed 54,385 net rentable square feet of new and expansion turn-key data center leases representing $8.9 million of annualized GAAP rent at a rate of $163 per square foot

•                  Commenced 60,797 net rentable square feet of new and expansion leases representing $9.2 million of annualized GAAP rent at a rate of $152 per square foot, increasing stabilized data center occupancy to 88.2%

•                  Realized rent growth on signed renewals of 5.3% on a cash basis and 11.4% on a GAAP basis and recorded rental churn of 2.2%

•                  Following the end of the first quarter, executed an agreement to construct a 136,580 square-foot powered shell on the Santa Clara campus 100% pre-leased to an existing strategic customer

Tom Ray, CoreSite’s Chief Executive Officer, commented, “We had a solid first quarter, both in financial results and operational performance, reflecting continued execution of our business plan.” Mr. Ray continued, “We believe that CoreSite remains well positioned within our industry and that the supply and demand dynamics in the markets we serve remain favorable. 2015 is off to a solid start and we remain optimistic about the internal growth opportunities inherent in our data center portfolio.”

Financial Results

CoreSite reported FFO attributable to shares and units of $30.2 million for the three months ended March 31, 2015, a 26.9% increase year over year, excluding non-recurring items in the first quarter of 2014, and an increase of 4.2% sequentially. FFO per diluted share and unit increased 25.5% to $0.64 for the three months ended March 31, 2015, as compared to $0.51 per diluted share and unit for the three months ended March 31, 2014, excluding non-recurring items. On a sequential-quarter basis, FFO per diluted share increased 4.9%.

Total operating revenues for the three months ended March 31, 2015, were $74.8 million, a 17.3% increase year over year and an increase of 3.1% sequentially. Total data center revenues for the three months ended March 31, 2015, were $72.6 million, a 17.7% increase year over year and an increase of 2.8% sequentially. CoreSite reported net income attributable to common shares of $4.6 million, or $0.21 per diluted share.

Sales Activity

CoreSite executed 100 new and expansion turn-key data center leases representing $8.9 million of annualized GAAP rent during the first quarter, comprised of 54,385 NRSF at a weighted-average GAAP rental rate of $163 per NRSF.

CoreSite’s first-quarter data center lease commencements totaled 60,797 NRSF at a weighted average GAAP rental rate of $152 per NRSF, which represents $9.2 million of annualized GAAP rent.

CoreSite’s renewal leases signed in the first quarter totaled $7.2 million in annualized GAAP rent, comprised of 40,446 NRSF at a weighted-average GAAP rental rate of $179 per NRSF, reflecting a 5.3% increase in rent on a cash basis and an 11.4% increase on a GAAP basis. The first-quarter rental churn rate was 2.2%.

Development Activity

Santa Clara — In April 2015, CoreSite began construction on a 136,580 square-foot powered shell data center on land CoreSite owns on its Santa Clara campus. The building, which will be known as SV6, is 100% pre-leased. As of March 31, 2015, CoreSite has incurred $1.2 million of the estimated $27.0 million required to complete the development project, and expects to deliver the build-to-suit to a strategic customer in the first half of 2016.

Virginia — During the first quarter, CoreSite placed into service 44,036 NRSF associated with Phase 1 at VA2 and the lease for 100% of the space commenced on April 1, 2015. As of March 31, 2015, CoreSite had 48,137 NRSF of data center space under construction at Phase 2 at VA2 and had incurred $7.4 million of the estimated $13.3 million required to complete Phase 2. CoreSite expects to complete construction in the second quarter of 2015.

New York — During the first quarter, CoreSite had 49,050 NRSF under construction at Phase 2 at NY2, which is expected to be completed in the second quarter of 2015. As of March 31, 2015, CoreSite had incurred $7.9 million of the estimated $21.3 million required to complete this project.

Additional markets — CoreSite had 26,853 NRSF of turn-key data center capacity under construction as of March 31, 2015, across the Company’s existing facilities at BO1 (Boston) and CH1 (Chicago). As of the end of the first quarter, CoreSite had incurred $3.2 million of the estimated $16.5 million required to complete these projects.

Balance Sheet and Liquidity

As of March 31, 2015, CoreSite had $333.8 million of total long-term debt outstanding, correlating to 2.2 times first-quarter annualized adjusted EBITDA, and $448.8 million of long-term debt and preferred stock, correlating to 3.0 times first-quarter annualized adjusted EBITDA.

At quarter end, CoreSite had $12.1 million of cash available on its balance sheet and $163.9 million of capacity available under its revolving credit facility.

Dividend

On March 12, 2015, CoreSite announced a dividend of $0.42 per share of common stock and common stock equivalents for the first quarter of 2015. The dividend was paid on April 15, 2015, to shareholders of record on March 31, 2015.

CoreSite also announced on March 12, 2015, a dividend of $0.4531 per share of Series A preferred stock for the period January 15, 2015, to April 14, 2015. The preferred dividend was paid on April 15, 2015, to shareholders of record on March 31, 2015.

2015 Guidance

CoreSite is maintaining its 2015 guidance of FFO per diluted share and unit in the range of $2.55 to $2.65. In addition, CoreSite is maintaining its 2015 guidance for net income attributable to common shares in the range of $0.75 to $0.85 per diluted share, with the difference between FFO and net income being real estate depreciation and amortization.

CoreSite is increasing its guidance for 2015 total capital expenditures by $30 million to a range of $115 million to $145 million to primarily reflect the development of the powered shell build-to-suit data center on its Santa Clara campus.

This outlook is predicated on current economic conditions, internal assumptions about CoreSite’s customer base, and the supply and demand dynamics of the markets in which CoreSite operates. The guidance does not include the impact of any future financing, investment or disposition activities beyond what has already been disclosed.

Upcoming Conferences and Events

CoreSite will participate in NAREIT’s REITWeek conference from June 9, 2015, through June 10, 2015, at the New York Hilton in New York, NY.

Conference Call Details

CoreSite will host a conference call on April 23, 2015, at 12:00 p.m., Eastern Time (10:00 a.m., Mountain Time), to discuss its financial results, current business trends and market conditions.

The call can be accessed live over the phone by dialing 877-407-3982 for domestic callers or 201-493-6780 for international callers. A replay will be available shortly after the call and can be accessed by dialing 877-870-5176 for domestic callers or 858-384-5517 for international callers. The passcode for the replay is 13604923. The replay will be available until April 30, 2015.

Interested parties may also listen to a simultaneous webcast of the conference call by logging on to CoreSite’s website at www.CoreSite.com and clicking on the “Investors” link. The on-line replay will be available for a limited time beginning immediately following the call.

About CoreSite

CoreSite Realty Corporation (NYSE:COR) delivers secure, reliable, high-performance data center solutions across eight key North American markets. More than 800 of the world’s leading enterprises, network operators, cloud providers, and supporting service providers choose CoreSite to connect, protect and optimize their performance-sensitive data, applications and computing workloads. Our scalable, flexible solutions and 350+ dedicated employees consistently deliver unmatched data center options — all of which leads to a best-in-class customer experience and lasting relationships. For more information, visit www.CoreSite.com.

CoreSite Investor Relations Contact

Greer Aviv | CoreSite Investor Relations Director
+1 303.405.1012 | +1 303.222.7276
Greer.Aviv@CoreSite.com

Forward Looking Statements

This earnings release and accompanying supplemental information may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond CoreSite’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. These risks include, without limitation: the geographic concentration of the company’s data centers in certain markets and any adverse developments in local economic conditions or the demand for data center space in these markets; fluctuations in interest rates and increased operating costs; difficulties in identifying properties to acquire and completing acquisitions; significant industry competition; the company’s failure to obtain necessary outside financing; the company’s failure to qualify or maintain its status as a REIT; financial market fluctuations; changes in real estate and zoning laws and increases in real property tax rates; and other factors affecting the real estate industry generally. All forward-looking statements reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission.

Consolidated Balance Sheets

(in thousands)

	March 31, 2015	December 31, 2014
Assets:
Investments in real estate:
Land	$80,398	$78,983
Buildings and improvements	928,562	888,966
	1,008,960	967,949
Less: Accumulated depreciation and amortization	(231,987)	(215,978)
Net investment in operating properties	776,973	751,971
Construction in progress	165,154	178,599
Net investments in real estate	942,127	930,570
Cash and cash equivalents	12,058	10,662
Accounts and other receivables, net	10,715	10,290
Lease intangibles, net	6,424	7,112
Goodwill	41,191	41,191
Other assets	73,772	75,600
Total assets	$1,086,287	$1,075,425

Liabilities and equity:
Liabilities
Revolving credit facility	$233,750	$218,500
Senior unsecured term loan	100,000	100,000
Accounts payable and accrued expenses	44,666	42,463
Accrued dividends and distributions	22,374	22,355
Deferred rent payable	8,751	8,985
Acquired below-market lease contracts, net	5,349	5,576
Unearned revenue, prepaid rent and other liabilities	21,800	19,205
Total liabilities	436,690	417,084

Stockholders’ equity
Series A cumulative preferred stock	115,000	115,000
Common stock, par value $0.01	214	212
Additional paid-in capital	277,181	275,038
Accumulated other comprehensive loss	(574)	(125)
Distributions in excess of net income	(72,202)	(67,538)
Total stockholders’ equity	319,619	322,587
Noncontrolling interests	329,978	335,754
Total equity	649,597	658,341

Total liabilities and equity	$1,086,287	$1,075,425

Consolidated Statement of Operations

(in thousands, except share and per share data)

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Operating revenues:
Data center revenue:
Rental revenue	$41,323	$39,142	$34,899
Power revenue	19,669	19,963	16,002
Interconnection revenue	10,215	9,536	8,059
Tenant reimbursement and other	1,416	1,991	2,756
Total data center revenue	72,623	70,632	61,716
Office, light-industrial and other revenue	2,134	1,860	2,015
Total operating revenues	74,757	72,492	63,731
Operating expenses:
Property operating and maintenance	19,780	20,253	16,289
Real estate taxes and insurance	1,935	2,519	2,966
Depreciation and amortization	22,816	22,422	17,882
Sales and marketing	3,782	3,413	3,588
General and administrative	7,865	6,260	7,705
Rent	5,243	5,148	5,066
Impairment of internal-use software	—	—	922
Transaction costs	—	—	4
Total operating expenses	61,421	60,015	54,422

Operating income	13,336	12,477	9,309

Gain on real estate disposal	36	1,208	—
Interest income	2	1	2
Interest expense	(1,265)	(1,362)	(1,173)
Income before income taxes	12,109	12,324	8,138
Income tax expense	(49)	(18)	(20)
Net income	12,060	12,306	8,118

Net income attributable to noncontrolling interests	5,408	5,557	3,301
Net income attributable to CoreSite Realty Corporation	6,652	6,749	4,817
Preferred stock dividends	(2,084)	(2,085)	(2,084)
Net income attributable to common shares	$4,568	$4,664	$2,733

Net income per share attributable to common shares:
Basic	$0.21	$0.22	$0.13
Diluted	$0.21	$0.21	$0.13

Weighted average common shares outstanding:
Basic	21,372,157	21,303,795	20,992,758
Diluted	21,978,307	21,794,138	21,521,838

Reconciliations of Net Income to FFO

(in thousands, except share and per share data)

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Net income	$12,060	$12,306	$8,118
Real estate depreciation and amortization	20,253	19,968	16,836
Gain on real estate disposal	(36)	(1,208)	—
FFO	$32,277	$31,066	$24,954
Preferred stock dividends	(2,084)	(2,085)	(2,084)
FFO available to common shareholders and OP unit holders	$30,193	$28,981	$22,870

Weighted average common shares outstanding - diluted	21,978	21,794	21,522
Weighted average OP units outstanding - diluted	25,361	25,361	25,361
Total weighted average shares and units outstanding - diluted	47,339	47,155	46,883

FFO per common share and OP unit - diluted	$0.64	$0.61	$0.49

Funds From Operations “FFO” is a supplemental measure of our performance which should be considered along with, but not as an alternative to, net income and cash provided by operating activities as a measure of operating performance and liquidity. We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property and undepreciated land and impairment write-downs of depreciable real estate, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. FFO attributable to common shares and units represents FFO less preferred stock dividends declared during the period.

Our management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

We offer this measure because we recognize that FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. FFO is a non-GAAP measure and should not be considered a measure of liquidity, an alternative to net income, cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. In addition, our calculations of FFO are not necessarily comparable to FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. Investors in our securities should not rely on these measures as a substitute for any GAAP measure, including net income.

Reconciliation of earnings before interest, taxes, depreciation and amortization (EBITDA):

(in thousands)

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Net income	$12,060	$12,306	$8,118
Adjustments:
Interest expense, net of interest income	1,263	1,361	1,171
Income tax (benefit) expense	49	18	20
Depreciation and amortization	22,816	22,422	17,882
EBITDA	$36,188	$36,107	$27,191
Non-cash compensation	1,569	1,359	1,716
Gain on real estate disposal	(36)	(1,208)	—
Transaction costs / litigation	230	—	230
Impairment of internal-use software	—	—	922
Adjusted EBITDA	$37,951	$36,258	$30,059

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We calculate adjusted EBITDA by adding our non-cash compensation expense, transaction costs and litigation expense as well as adjusting for the impact of impairment charges, gains or losses from sales of property and undepreciated land and gains or losses on early extinguishment of debt. Management uses EBITDA and adjusted EBITDA as indicators of our ability to incur and service debt. In addition, we consider EBITDA and adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation and interest, which permits investors to view income from operations without the impact of non-cash depreciation or the cost of debt. However, because EBITDA and adjusted EBITDA are calculated before recurring cash charges including interest expense and taxes, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utilization as a cash flow measurement is limited.